Exhibit 99.1

Grace News #3107
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports Fourth Quarter 2013 Adjusted EPS of $1.09
and Provides 2014 Earnings Outlook

•	Adjusted EBIT of $139 million including UNIPOL acquisition costs

•	Full-year Adjusted Free Cash Flow improved to $430 million

•	2014 Adjusted EBIT outlook of $620 to $660 million and Adjusted EBITDA outlook of $765 million to $805 million

•	$500 million share repurchase program announced

Columbia, MD - February 5, 2014 - W. R. Grace & Co. (NYSE: GRA) announced fourth quarter net income of $29.7 million, or $0.38 per diluted share, compared with a net loss for the prior-year quarter of $184.3 million, or $2.44 per diluted share. Both quarters included charges related to the company’s asbestos-related liability and bankruptcy proceedings. Adjusted EPS for the 2013 fourth quarter was $1.09 per diluted share compared with $1.21 per diluted share for the prior-year quarter.

Net income for the year ended December 31, 2013, was $256.1 million, or $3.30 per diluted share, compared with $40.0 million, or $0.52 per diluted share for the prior year. Adjusted EPS for the year was $4.39 per diluted share compared with $4.53 per diluted share for the prior year.

“Earnings finished as expected with strong results from Materials Technologies and Construction Products,” said Fred Festa, Grace's Chairman and Chief Executive Officer. “Catalysts Technologies increased sales and earnings sequentially and completed the strategically important UNIPOL acquisition. We settled the remaining appeal in our Chapter 11 proceedings, secured our exit financing, and emerged from bankruptcy on February 3. I’m excited about the improved strategic position of our company and looking forward to solid earnings growth in 2014.”

Fourth Quarter Results
Fourth quarter sales of $776.7 million declined 2.6 percent compared with the prior-year quarter as acquisition growth (+1.3 percent) and improved base pricing (+0.4 percent) were offset by lower sales volumes (-2.5 percent), lower rare earth surcharges (-1.7 percent) and unfavorable currency translation (-0.1 percent).

Adjusted EBIT of $138.6 million decreased 3.7 percent compared with $143.9 million in the prior-year quarter. Lower Catalysts Technologies segment operating income more than offset higher segment operating income in Materials Technologies and Construction Products and lower corporate costs. Adjusted EBIT margin decreased to 17.8 percent compared with 18.0 percent in the prior-year quarter. The UNIPOL® Polypropylene Process Technology Licensing and Catalysts Business ("UNIPOL") acquired in December broke even as expected before acquisition costs of approximately $8 million or approximately 1 percent of sales.

Adjusted EBIT Return On Invested Capital was 27.4 percent on a trailing four-quarter basis, compared with 38.9 percent for the prior year. The decrease in Adjusted EBIT Return On Invested Capital was due to lower segment operating income in Catalysts Technologies and higher invested capital related to the UNIPOL acquisition.

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Full Year Results
Sales for the full year ended December 31, 2013, decreased 3.0 percent to $3.06 billion as lower rare earth surcharges (-3.1 percent), lower sales volumes (-0.9 percent) and unfavorable currency translation (-0.8 percent) partially were offset by acquisition growth (+1.1 percent) and higher base pricing (+0.7 percent).

Adjusted EBIT was $550.8 million, a decrease of 1.3 percent compared with the prior year. The decline in Adjusted EBIT largely was due to lower sales in Catalysts Technologies and unfavorable currency translation. Adjusted EBIT margin of 18.0 percent increased 30 basis points compared with the prior year.

Catalysts Technologies
Sales down 10.8 percent; segment operating income down 22.9 percent
Fourth quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts, additives and technologies for refinery, plastics and other chemical process applications, were $292.9 million, a decrease of 10.8 percent compared with the prior-year quarter. The decrease was due to lower sales volumes (-8.9 percent), lower rare earth surcharges (-4.1 percent) and lower base pricing (-2.0 percent), which more than offset acquisition growth (+1.6 percent) and favorable currency translation (+2.6 percent).

Sales volumes of FCC catalysts decreased 8.4 percent compared with the prior-year quarter, and increased 6.2 percent sequentially resulting in part from sales of new products designed specifically for shale oil feedstocks, heavy resid feedstocks and propylene maximization.

On December 2, 2013, the company acquired UNIPOL. This acquisition is complementary to Grace’s specialty catalysts business and significantly enhances the company’s position as a leading supplier of polyolefin catalysts and technologies. Integration activities are on track and the company expects complete integration in the 2014 second quarter.

Sales of specialty catalysts, including the acquired business, increased 2.4 percent compared with the prior year.

Segment gross margin was 38.8 percent compared with 41.0 percent in the prior-year quarter. The decrease in segment gross margin primarily was due to lower pricing in FCC catalysts and lower operating leverage due to the decline in FCC catalyst sales.

Segment operating income was $79.1 million compared with $102.6 million in the prior-year quarter, a 22.9 percent decrease primarily due to lower sales and gross margin and approximately $8 million in UNIPOL acquisition costs. Segment operating margin was 27.0 percent, a decrease of 430 basis points compared with the prior-year quarter.

Materials Technologies
Sales up 2.2 percent; segment operating income up 15.6 percent
Fourth quarter sales for the Materials Technologies operating segment, which includes packaging technologies and engineered materials for consumer, industrial, coatings and pharmaceutical applications, were $214.8 million compared with $210.1 million in the prior-year quarter. The 2.2 percent increase was due to improved pricing (+1.8 percent) and higher sales volumes (+1.2 percent) partially offset by unfavorable currency translation (-0.8 percent).

Sales of silica-based engineered materials increased 5.2 percent compared with the prior-year quarter. Sales of packaging technologies declined 1.6 percent as organic growth of approximately 2 percent was more than offset by unfavorable currency translation of approximately 4 percent.

Segment gross margin increased to 35.0 percent compared with 34.3 percent in the prior-year quarter, largely due to improved pricing.

Segment operating income increased 15.6 percent to $45.9 million due to higher sales and gross margin and reduced operating expenses compared with the prior-year quarter. Segment operating margin was 21.4 percent, an increase of 250 basis points compared with the prior-year quarter.

Construction Products
Sales up 3.7 percent; segment operating income up 16.9 percent
Fourth quarter sales for the Construction Products operating segment, which includes specialty construction chemicals and specialty building materials used in commercial, infrastructure and residential construction, were $269.0 million, an increase of 3.7 percent compared with the prior-year quarter. Higher sales volumes (+2.4

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percent), improved pricing (+2.3 percent) and acquisition growth (+2.0 percent) partially were offset by unfavorable currency translation (-3.0 percent).

Sales of Construction Products in developed regions, which represented approximately 65 percent of sales, increased 6.5 percent compared with the prior-year quarter due to a 6.2 percent increase in North America, a 3.7 percent increase in Western Europe and an 11.0 percent increase in developed Asia and Australia. Sales in emerging regions declined approximately 1.0 percent as weaker sales in the Middle East and Latin America offset higher sales in Eastern Europe, China and developing Asia.

Segment gross margin of 35.2 percent decreased 90 basis points compared with the prior-year quarter as higher raw material costs, less favorable product mix and higher manufacturing costs offset improved pricing.

Segment operating income of $38.0 million increased 16.9 percent compared with the prior-year quarter primarily due to higher sales and lower operating expenses. Segment operating margin improved to 14.1 percent, an increase of 160 basis points compared with the prior-year quarter.

For the full year, Construction Products segment operating income was $151.7 million, the segment’s highest earnings since 2008 when segment operating income was $153.0 million.

Corporate costs and pension
Corporate expenses of $17.4 million decreased $6.0 million compared with the prior-year quarter due to lower incentive compensation and other expenses.

Certain pension costs of $7.0 million declined 6.7 percent compared with the prior year quarter. Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets and amortization of prior service costs/credits.

As previously announced, the company adopted mark-to-market pension accounting in the 2013 fourth quarter. The company recognized a favorable mark-to-market adjustment of $53.1 million in the quarter compared with an unfavorable adjustment of $117.2 million in the prior-year quarter. Approximately one-third of the mark-to-market adjustment is included in costs of goods sold and approximately two-thirds is included in selling, general and administrative expenses. The mark-to-market adjustments are excluded from Adjusted EBIT. Grace filed a Form 8-K on December 11, 2013, that described the impact of this accounting change on the company’s financial statements.

Interest expense was $11.7 million for the fourth quarter compared with $12.4 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the fourth quarter was 3.5 percent.

Income Taxes
Income taxes were recorded at a global effective tax rate of approximately 33 percent before considering the effects of certain non-deductible Chapter 11 expenses, the settlement of the amount of interest payable on prepetition bank debt, changes in uncertain tax positions and other discrete adjustments, including a reduction in the valuation allowance on state deferred tax assets.

Grace generally has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Grace generally does pay cash taxes in foreign jurisdictions and in a limited number of U.S. states.  Income taxes paid in cash, excluding a U.S. Federal income tax refund of $17.6 million and settlements paid of $14.7 million, were $63.3 million during 2013, or approximately 12 percent of adjusted income before income taxes.

At emergence from bankruptcy, Grace generated approximately $670 million in U.S. Federal net operating losses that will be available to reduce U.S. Federal taxable income in 2014 and future years. In addition, Grace expects to receive a U.S. Federal income tax deduction of $490 million upon settlement of the warrant held by one of the asbestos trusts.

Cash Flow
Net cash provided by operating activities for the year ended December 31, 2013, was $515.9 million compared with $453.6 million in the prior year.  The increased cash flow primarily was due to improved working capital performance and lower pension contributions.

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Adjusted Free Cash Flow was $429.7 million for the year ended December 31, 2013, compared with $421.2 million in the prior year.

2014 Outlook
As of February 5, 2014, Grace expects 2014 Adjusted EBIT to be in the range of $620 million to $660 million, an increase of 13 to 20 percent compared with 2013 Adjusted EBIT of $550.8 million. The company expects 2014 Adjusted EBITDA to be in the range of $765 million to $805 million.

The following assumptions are components of Grace’s 2014 outlook:

•
Consolidated sales in the range of $3.3-$3.4 billion with organic growth of 5-8 percent based on assumed GDP growth of less than 3 percent, acquisition growth of 4 percent, and currency and rare earth-related headwinds of 1 percent;

•	Segment gross margin in the range of 37-39 percent;

•	Currency and pension headwinds to earnings of approximately $15 million;

•	Cash interest expense of approximately $40 million;

•	Non-cash interest accretion on the deferred payment obligations of $50 million;

•	A book effective tax rate of approximately 35 percent and a cash tax rate of approximately 10 percent;

•	Adjusted Free Cash Flow greater than $400 million; and

•	Capital expenditures in the range of $160-$180 million.

The company is unable to make an estimate of the amount of the annual mark-to-market pension adjustment or 2014 net income.

Share Repurchase Authorization
On February 4, 2014, the company announced that its Board of Directors had authorized a share repurchase program of up to $500 million expected to be completed over the next 12-24 months at the discretion of management.

Repurchases under the program may be made through one or more open market transactions at prevailing market prices; unsolicited or solicited privately negotiated transactions; accelerated share repurchase programs; or through any combination of the foregoing, or in such other manner as determined by management. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of Grace’s shares and general market and economic conditions. Repurchased shares will be held in treasury. There is no guarantee as to the number of shares that will be repurchased and the share repurchase program may be extended, suspended or discontinued at any time without notice.

Chapter 11 Proceedings
On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan of Reorganization. On January 31, 2012, the United States District Court issued an order affirming the Joint Plan, which was reaffirmed on June 11, 2012 following a motion for reconsideration. During 2013, five appeals were argued before the Third Circuit Court of Appeals. During the third quarter, the Court denied four appeals. During the fourth quarter, the company settled the fifth appeal relating to the amount of interest payable on its prepetition bank debt and recorded a $129 million charge. Also in the fourth quarter, Grace recorded net asbestos and bankruptcy-related charges of $21.9 million, primarily reflecting the emergence date value of the deferred payment obligations and certain terms of the Joint Plan.

On February 3, 2014, Grace emerged from Chapter 11 pursuant to the terms of the Joint Plan. The Joint Plan sets forth how all pre-petition claims and demands against Grace are resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Joint Plan.

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Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.953.6860 (international callers dial +1.617.399.3484) and entering conference ID 75915576. Investors are advised to access the call at least ten minutes early in order to register. An audio replay will be available at 3:00 p.m. ET on February 5 and will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID 55810497. The replay will be available for one week.

About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products-provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,700 people in over 40 countries and had 2013 net sales of approximately $3.1 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions, including currency exchange rate changes, the cost and availability of raw materials and energy, the effectiveness of its research and development and growth investments, acquisitions and divestitures of assets and gains and losses from dispositions, developments affecting Grace's funded and unfunded pension obligations, its legal and environmental proceedings, costs of compliance with environmental regulation and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2013	2012	2013	2012
Net sales	$776.7	$797.8	$3,060.7	$3,155.5
Cost of goods sold	476.9	539.5	1,918.6	2,041.1
Gross profit	299.8	258.3	1,142.1	1,114.4
Selling, general and administrative expenses	100.6	219.0	505.7	635.2
Research and development expenses	16.7	16.6	65.2	64.5
Interest expense and related financing costs	11.7	12.4	43.8	46.5
Chapter 11 expenses, net of interest income	4.3	4.0	15.3	16.6
Default interest settlement	129.0	—	129.0	—
Asbestos and bankruptcy-related charges, net	21.9	365.0	21.9	384.6
Equity in earnings of unconsolidated affiliate	(5.8)	(4.7)	(22.9)	(18.5)
Other expense, net (E)	5.7	3.9	23.5	6.1
Total costs and expenses	284.1	616.2	781.5	1,135.0
Income (loss) before income taxes	15.7	(357.9)	360.6	(20.6)
Benefit from (Provision for) income taxes	14.5	173.3	(102.9)	61.6
Net income (loss)	30.2	(184.6)	257.7	41.0
Less: Net income (loss) attributable to noncontrolling interests	(0.5)	0.3	(1.6)	(1.0)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$29.7	$(184.3)	$256.1	$40.0
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.39	$(2.44)	$3.35	$0.53
Weighted average number of basic shares	77.0	75.4	76.4	74.9
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.38	$(2.44)	$3.30	$0.52
Weighted average number of diluted shares	78.1	75.4	77.7	76.3

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share amounts)	2013	2012	% Change	2013	2012	% Change
Net sales:
Catalysts Technologies	$292.9	$328.3	(10.8)%	$1,124.0	$1,268.1	(11.4)%
Materials Technologies	214.8	210.1	2.2%	878.5	862.6	1.8%
Construction Products	269.0	259.4	3.7%	1,058.2	1,024.8	3.3%
Total Grace net sales	$776.7	$797.8	(2.6)%	$3,060.7	$3,155.5	(3.0)%
Net sales by region:
North America	$237.0	$235.9	0.5%	$959.7	$967.6	(0.8)%
Europe Middle East Africa	271.7	295.8	(8.1)%	1,087.9	1,175.6	(7.5)%
Asia Pacific	175.4	170.2	3.1%	654.1	660.3	(0.9)%
Latin America	92.6	95.9	(3.4)%	359.0	352.0	2.0%
Total net sales by region	$776.7	$797.8	(2.6)%	$3,060.7	$3,155.5	(3.0)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$79.1	$102.6	(22.9)%	$327.5	$393.8	(16.8)%
Materials Technologies segment operating income	45.9	39.7	15.6%	181.8	162.0	12.2%
Construction Products segment operating income	38.0	32.5	16.9%	151.7	125.2	21.2%
Corporate costs	(17.4)	(23.4)	25.6%	(82.8)	(92.4)	10.4%
Certain pension costs (C)	(7.0)	(7.5)	6.7%	(27.4)	(30.4)	9.9%
Adjusted EBIT	138.6	143.9	(3.7)%	550.8	558.2	(1.3)%
Chapter 11-related costs, net	(5.4)	(4.5)	(20.0)%	(16.4)	(15.6)	(5.1)%
Asbestos-related costs	(5.2)	(2.2)	NM	(11.9)	(7.6)	NM
Asbestos and bankruptcy-related charges, net	(21.9)	(365.0)	NM	(21.9)	(384.6)	NM
Default interest settlement	(129.0)	—	NM	(129.0)	—	NM
Pension MTM adjustment and other related costs, net	53.1	(117.2)	NM	50.6	(119.2)	NM
Restructuring expenses and related asset impairments	(3.8)	(0.5)	NM	(12.5)	(6.9)	NM
Loss on sale of product line	—	—	—%	(1.0)	(0.2)	NM
Income and expense items related to divested businesses	—	—	—%	—	(0.2)	NM
Interest expense and related financing costs	(11.7)	(12.4)	5.6%	(43.8)	(46.5)	5.8%
Currency transaction loss on cash in Venezuela	—	—	—%	(6.9)	—	NM
Interest income of non-Debtor subsidiaries	0.5	0.3	66.7%	1.0	1.0	—%
Benefit from (provision for) income taxes	14.5	173.3	(91.6)%	(102.9)	61.6	NM
Net income (loss) attributable to W. R. Grace & Co. shareholders	$29.7	$(184.3)	116.1%	$256.1	$40.0	NM
Diluted EPS (GAAP)	$0.38	$(2.44)	115.6%	$3.30	$0.52	NM
Adjusted EPS (non-GAAP)	$1.09	$1.21	(9.9)%	$4.39	$4.53	(3.1)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$4.3	$4.0		$15.3	$16.6
D&O insurance costs related to Chapter 11	—	0.1		0.2	0.3
Translation effects—intercompany loans (D)	(5.3)	(7.9)		(11.9)	(5.6)
Value of currency forward contracts—intercompany loans (D)	5.2	7.7		10.9	3.7
Certain other currency translation costs, net (D)	1.2	0.6		1.9	0.6
Costs related to Chapter 11	$5.4	$4.5		$16.4	$15.6

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions)	2013	2012	% Change	2013	2012	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	38.8%	41.0%	(2.2) pts	40.1%	41.0%	(0.9) pts
Materials Technologies	35.0%	34.3%	0.7 pts	34.6%	33.1%	1.5 pts
Construction Products	35.2%	36.1%	(0.9) pts	36.0%	35.2%	0.8 pts
Segment gross margin	36.5%	37.6%	(1.1) pts	37.1%	37.0%	0.1 pts
Adjusted profitability performance measures (A)(B)(C):
Adjusted EBIT:
Catalysts Technologies	$79.1	$102.6	(22.9)%	$327.5	$393.8	(16.8)%
Materials Technologies	45.9	39.7	15.6%	181.8	162.0	12.2%
Construction Products	38.0	32.5	16.9%	151.7	125.2	21.2%
Corporate	(24.4)	(30.9)	21.0%	(110.2)	(122.8)	10.3%
Total Grace	138.6	143.9	(3.7)%	550.8	558.2	(1.3)%
Depreciation and amortization:
Catalysts Technologies	$14.2	$13.5	5.2%	$54.2	$54.0	0.4%
Materials Technologies	7.8	7.4	5.4%	31.4	29.5	6.4%
Construction Products	7.8	8.7	(10.3)%	31.8	32.9	(3.3)%
Corporate	1.5	0.5	NM	5.7	2.6	119.2%
Total Grace	31.3	30.1	4.0%	123.1	119.0	3.4%
Adjusted EBITDA:
Catalysts Technologies	$93.3	$116.1	(19.6)%	$381.7	$447.8	(14.8)%
Materials Technologies	53.7	47.1	14.0%	213.2	191.5	11.3%
Construction Products	45.8	41.2	11.2%	183.5	158.1	16.1%
Corporate	(22.9)	(30.4)	24.7%	(104.5)	(120.2)	13.1%
Total Grace	169.9	174.0	(2.4)%	673.9	677.2	(0.5)%
Operating margin:
Catalysts Technologies	27.0%	31.3%	(4.3) pts	29.1%	31.1%	(2.0) pts
Materials Technologies	21.4%	18.9%	2.5 pts	20.7%	18.8%	1.9 pts
Construction Products	14.1%	12.5%	1.6 pts	14.3%	12.2%	2.1 pts
Total Grace	17.8%	18.0%	(0.2) pts	18.0%	17.7%	0.3 pts
Adjusted EBITDA margin:
Catalysts Technologies	31.9%	35.4%	(3.5) pts	34.0%	35.3%	(1.3) pts
Materials Technologies	25.0%	22.4%	2.6 pts	24.3%	22.2%	2.1 pts
Construction Products	17.0%	15.9%	1.1 pts	17.3%	15.4%	1.9 pts
Total Grace	21.9%	21.8%	0.1 pts	22.0%	21.5%	0.5 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Twelve Months Ended December 31,
(In millions)	2013	2012
Cash flow measure (A):
Net cash provided by operating activities	$515.9	$453.6
Capital expenditures	(156.2)	(138.5)
Free Cash Flow	359.7	315.1
Chapter 11 expenses paid	15.0	15.5
Accelerated defined benefit pension plan contributions	50.0	83.4
Expenditures for asbestos-related items	5.0	7.2
Adjusted Free Cash Flow	$429.7	$421.2

	Four Quarters Ended December 31,
(In millions)	2013	2012
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$550.8	$558.2
Invested Capital:
Trade accounts receivable	481.8	490.4
Inventories	295.3	283.5
Accounts payable	(262.5)	(252.0)
	514.6	521.9
Other current assets (excluding income taxes)	81.2	62.4
Properties and equipment, net	829.5	770.5
Goodwill	461.4	196.7
Technology and other intangible assets, net	314.3	82.7
Investment in unconsolidated affiliate	96.2	85.5
Other assets	40.0	24.5
Other current liabilities (excluding income taxes, Chapter 11, and restructuring)	(249.4)	(252.3)
Other liabilities (including non-asbestos environmental remediation)	(79.2)	(56.5)
Total invested capital	$2,008.6	$1,435.4
Adjusted EBIT Return On Invested Capital	27.4%	38.9%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended December 31,
(In millions)	2013	2012
OPERATING ACTIVITIES
Net income	$257.7	$41.0
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	123.1	119.0
Chapter 11 expenses, net of interest income	15.3	16.6
Chapter 11 expenses paid	(15.0)	(15.5)
Asbestos and bankruptcy-related charges, net	21.9	384.6
Provision for (benefit from) income taxes	102.9	(61.6)
Income taxes paid, net of refunds	(60.4)	(82.6)
Excess tax benefits from stock-based compensation	35.4	(36.8)
Interest accrued on pre-petition liabilities subject to compromise	38.1	40.4
Default interest settlement	129.0	—
Defined benefit pension (benefit) expense	(23.2)	149.6
Payments under defined benefit pension arrangements	(68.3)	(126.8)
Expenditures for environmental remediation	(14.0)	(13.0)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	13.5	(3.0)
Inventories	8.6	53.2
Accounts payable	4.2	(11.7)
All other items, net	(52.9)	0.2
Net cash provided by operating activities	515.9	453.6
INVESTING ACTIVITIES
Capital expenditures	(156.2)	(138.5)
Businesses acquired, net of cash acquired	(526.2)	(80.0)
Transfer to restricted cash and cash equivalents	(197.8)	(61.1)
Proceeds from sale of business	1.8	—
Other investing activities	(2.3)	(0.7)
Net cash used for investing activities	(880.7)	(280.3)
FINANCING ACTIVITIES
Borrowings under credit arrangements	52.2	60.7
Repayments under credit arrangements	(66.9)	(24.8)
Proceeds from exercise of stock options	34.9	32.2
Excess tax benefits from stock-based compensation	(35.4)	36.8
Other financing activities	6.8	5.4
Net cash (used for) provided by financing activities	(8.4)	110.3
Effect of currency exchange rate changes on cash and cash equivalents	1.1	5.0
(Decrease) increase in cash and cash equivalents	(372.1)	288.6
Cash and cash equivalents, beginning of period	1,336.9	1,048.3
Cash and cash equivalents, end of period	$964.8	$1,336.9

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	December 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$964.8	$1,336.9
Restricted cash and cash equivalents	395.4	197.6
Trade accounts receivable, less allowance of $6.0 (2012—$5.2)	469.5	474.8
Accounts receivable—unconsolidated affiliate	12.3	15.6
Inventories	295.3	283.5
Deferred income taxes	58.1	58.3
Other current assets	99.0	78.4
Total Current Assets	2,294.4	2,445.1
Properties and equipment, net of accumulated depreciation and amortization of $1,876.9 (2012—$1,785.1)	829.5	770.5
Goodwill	461.4	196.7
Technology and other intangible assets, net	314.3	82.7
Deferred income taxes	867.0	953.2
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	16.7	32.1
Investment in unconsolidated affiliate	96.2	85.5
Other assets	40.0	24.5
Total Assets	$5,419.5	$5,090.3
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$76.6	$83.4
Debt payable—unconsolidated affiliate	4.5	3.6
Accounts payable	249.5	249.4
Accounts payable—unconsolidated affiliate	13.0	2.6
Other current liabilities	313.9	307.3
Total Current Liabilities	657.5	646.3
Debt payable after one year	5.3	13.4
Debt payable—unconsolidated affiliate	24.3	22.4
Deferred income taxes	18.2	27.1
Underfunded and unfunded defined benefit pension plans	299.6	396.5
Other liabilities	67.3	44.9
Total Liabilities Not Subject to Compromise	1,072.2	1,150.6
Liabilities Subject to Compromise
Debt plus accrued interest	1,137.8	973.3
Income tax contingencies	76.6	87.6
Asbestos-related contingencies	2,092.4	2,065.0
Environmental contingencies	134.5	140.5
Postretirement benefits	176.3	190.9
Other liabilities and accrued interest	158.5	162.6
Total Liabilities Subject to Compromise	3,776.1	3,619.9
Total Liabilities	4,848.3	4,770.5

Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 77,046,143 (2012—75,565,409)	0.8	0.8
Paid-in capital	533.4	536.5
Retained earnings (accumulated deficit)	15.8	(240.3)
Treasury stock, at cost: shares: 0 (2012—1,414,351)	—	(16.8)
Accumulated other comprehensive income	10.6	29.7
Total W. R. Grace & Co. Shareholders' Equity	560.6	309.9
Noncontrolling interests	10.6	9.9
Total Equity	571.2	319.8
Total Liabilities and Equity	$5,419.5	$5,090.3

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.38				$(2.44)
Anti-dilutive effect of fourth quarter net loss				—				0.05
Costs related to Chapter 11	$5.4	$3.1	$2.3	0.03	$4.5	$1.3	$3.2	0.04
Asbestos-related costs	5.2	2.0	3.2	0.04	2.2	0.8	1.4	0.02
Asbestos and bankruptcy-related charges, net	21.9	8.2	13.7	0.18	365.0	135.3	229.7	3.05
Default interest settlement	129.0	48.3	80.7	1.03	—	—	—	—
Pension MTM adjustment and other related costs, net	(53.1)	(21.5)	(31.6)	(0.40)	117.2	43.4	73.8	0.98
Restructuring expenses and related asset impairments	3.8	1.0	2.8	0.04	0.5	0.1	0.4	0.01
Discrete tax items:
Release of valuation allowances		27.1	(27.1)	(0.35)		44.0	(44.0)	(0.58)
Discrete tax items, including adjustments to uncertain tax positions		(11.1)	11.1	0.14		(5.8)	5.8	0.08
Adjusted EPS (non-GAAP)				$1.09				$1.21

	Twelve Months Ended December 31,
	2013				2012
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$3.30				$0.52
Costs related to Chapter 11	$16.4	$6.0	$10.4	0.13	$15.6	$3.8	$11.8	0.15
Asbestos-related costs	11.9	4.5	7.4	0.10	7.6	2.8	4.8	0.06
Asbestos and bankruptcy-related charges, net	21.9	8.2	13.7	0.18	384.6	142.3	242.3	3.18
Default interest settlement	129.0	48.3	80.7	1.04	—	—	—	—
Pension MTM adjustment and other related costs, net	(50.6)	(20.0)	(30.6)	(0.39)	119.2	37.9	81.3	1.07
Restructuring expenses and related asset impairments	12.5	3.5	9.0	0.12	6.9	2.0	4.9	0.06
Currency transaction loss on cash in Venezuela	6.9	—	6.9	0.09	—	—	—	—
Loss on sale of divested businesses	1.0	0.4	0.6	0.01	0.2	—	0.2	—
Discrete tax items:
Release of valuation allowances		27.1	(27.1)	(0.35)		44.0	(44.0)	(0.58)
Discrete tax items, including adjustments to uncertain tax positions		(12.1)	12.1	0.16		(5.3)	5.3	0.07
Adjusted EPS (non-GAAP)				$4.39				$4.53

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments. In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities. In addition, Grace has accumulated significant cash during its bankruptcy. The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace's emergence from bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11.

(E): Other expense, net includes amounts previously reported as restructuring expenses and related asset impairments and provision for environmental remediation.

NM - Not Meaningful

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